Exhibit 107

CALCULATION OF FILING FEE TABLE

Schedule 14A

(Form Type)

Solaris Oilfield Infrastructure, Inc.

(Exact Name of Registrant as Specific in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction (1)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$265,645,078 (1)	0.00014760	$39,210 (2)
Fees Previously Paid	—	—	—
Total Transaction Valuation	$265,645,078	—	—
Total Fees Due for Filing	—	—	$39,210
Total Fees Previously Paid	—	—	—
Total Fee Offsets	—	—	—
Net Fee Due	—	—	$39,210

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The proposed maximum aggregate value of the transaction is calculated based on (i) the sum of (a) $60,000 000 which represents the proposed maximum aggregate cash consideration estimated to be paid by Solaris Oilfield Infrastructure, Inc. (“Solaris”) in connection with the completion of the transactions contemplated by that certain Contribution Agreement (as amended, the “Contribution Agreement”), dated as of July 9, 2024, by and among Solaris, Solaris Oilfield Infrastructure, LLC (“Solaris LLC”), John A. Johnson, John Tuma, J Turbines, Inc. and KTR Management Company, LLC and (b) (i) 16,464,778 units of Solaris LLC, and an equal number of shares of Class B common stock, par value $0.00 per share, of Solaris that will be issued to holders of the issued and outstanding equity interests of Mobile Energy Rentals LLC in connection with the completion of the transactions contemplated by the Contribution Agreement multiplied by (ii) $12.49, which is the average of the high and low price per share of Class A common stock, par value $0.01 per share, as reported on the New York Stock Exchange on July 22, 2024.

(2)

In accordance with Section 14(g) of the Exchange Act and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.00014760.

Table 2: Fee Offset Claims and Sources

N/A